SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                 April 28, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 12. Disclosure of Results of Operations and Financial Condition

On April 28, 2004 registrant issued a press release entitled "Halliburton Announces First Quarter Results."

The text of the press release is as follows:


                   HALLIBURTON ANNOUNCES FIRST QUARTER RESULTS
           $0.17 per diluted share income from continuing operations, including $0.14 charge on Barracuda-Caratinga project


HOUSTON - Halliburton (NYSE:HAL) announced today that first quarter 2004 income from continuing operations was $76 million, or $0.17 per diluted share. Impacting continuing operations for the quarter on an after-tax basis was the previously announced $62 million charge, or $0.14 per diluted share, on the Barracuda-Caratinga project.

Net loss for the quarter was $65 million, or $0.15 per diluted share, and included a net loss from discontinued operations for the proposed asbestos and silica settlement of $141 million, or $0.32 per diluted share. The net loss from discontinued operations resulted primarily from the first quarter revaluation, due to the increase in Halliburton's stock price, of the 59.5 million shares of Halliburton common stock to be contributed to trusts for the benefit of asbestos and silica claimants.

Revenues were $5.5 billion in the first quarter 2004, up 80% from the first quarter 2003. This increase was largely attributable to additional activity on government services projects in the Middle East in the Engineering and Construction Group (known as KBR). Within the Energy Services Group (ESG), revenues increased 13% in the first quarter 2004 compared to the prior year period.

Consolidated operating income was $175 million in the first quarter 2004 compared to $142 million in the first quarter 2003. Operating income for ESG was up 19% in the first quarter. KBR operating results improved slightly as a result of increased government services work, offset by a $97 million pretax loss on the Barracuda-Caratinga project. First quarter 2003 operating income included a $55 million pretax loss on the Barracuda-Caratinga project, a $36 million pretax gain related to the sale of Mono Pumps, and a $15 million pretax loss related to the sale of Wellstream.


                                     -more-

"Overall, I am pleased with our operating performance during the quarter," said Dave Lesar, chairman, president and chief executive officer of Halliburton. "We continue to see improvement in the energy services business. While oilfield activity and pricing was essentially flat until late in the first quarter, we are beginning to see signs that customer spending and pricing for our services are improving. We believe the agreement in principle on the Barracuda-Caratinga project, if completed, would resolve disputed items and significantly reduce remaining risks for us with the project."

2004 First Quarter Segment Results

Energy Services Group

ESG posted first quarter 2004 revenues of $1.8 billion, a $205 million increase over the first quarter 2003, and operating income of $214 million, up $34 million from the same period in the prior year.

Drilling and Formation Evaluation (DFE) operating income of $43 million was $23 million less than the prior year quarter primarily due to the $36 million gain on the sale of Mono Pumps in the first quarter 2003. Before considering the Mono Pumps gain, DFE operating income improved 43% year-over-year. Logging services operating income increased $14 million year-over-year on higher United States land rig counts, the implementation of exit strategies for logging operations in several underperforming countries, and a direct sale into China. Drilling services saw revenue growth across all geographic regions. For drill bits, operating margins improved as a result of benefits from the consolidation of manufacturing facilities to The Woodlands, Texas.

Fluids operating income for the first quarter 2004 was $60 million, a $5 million increase from the first quarter 2003. The increase in operating income was attributable to a $15 million increase in cementing services due to higher land rig activity in North America and improved pricing. This was partially offset by a $12 million reduction in drilling fluids operating results due primarily to the activity shift from favorable offshore operations to lower margin onshore areas.

Production Optimization operating income for the first quarter 2004 was $82 million, a 21% increase over first quarter 2003. The increase was primarily driven by production enhancement services, which improved operating income $22 million, largely derived from increased land rig activity and high utilization in the United States, revenue increases in all international regions, and improved pricing. The first quarter 2004 included $17 million in equity losses from the Subsea 7 joint venture compared with $14 million in equity losses in the first quarter 2003.


                                     -more-

Landmark and Other Energy Services first quarter 2004 operating income was $29 million, compared to a loss of $9 million for the prior year period. This increase in operating income is attributed to a $15 million loss on the sale of Wellstream in the first quarter 2003, a $13 million reduction in legal reserves in the first quarter 2004 related to the settlement of the Anglo-Dutch litigation, and strong commodity prices benefiting integrated solutions services. Landmark Graphics achieved 5% growth in revenues over the prior year period, setting a new record for revenues in the first quarter of any year, due primarily to increased software sales.

KBR

KBR revenues for the first quarter 2004 were $3.7 billion, more than double its revenues in the first quarter 2003. The improvement was mostly due to government contract activities.

KBR operating loss for the first quarter 2004 was $15 million, compared to a $19 million loss in the first quarter 2003. First quarter 2004 operating loss included the $97 million loss on the Barracuda-Caratinga project, which was partially offset by increased results on government services projects, refining and gas projects in Canada and Africa, and upstream operations and maintenance projects. First quarter 2003 results included a $55 million loss on the Barracuda-Caratinga project.

Halliburton's Iraq-related work contributed approximately $2.1 billion in revenues in the first quarter 2004 and $32 million in operating income.

Backlog

KBR backlog at March 31, 2004 was $8.4 billion, down $1.3 billion from December 31, 2003 primarily due to workoff and transition of the fuel delivery work in Iraq to the Defense Energy Support Center. Approximately 26% of the backlog is for fixed-fee contracts, essentially unchanged from December 31, 2003. Of the fixed-fee contract backlog, only 13% of the total related to offshore contracts, while 39% related to onshore contracts.

Technology and Significant Achievements

Halliburton had a number of advances in technology and new contract awards.

Energy Services Group new technologies and contracts:

    - Halliburton announced the release of DecisionSpace Well Seismic Fusion(TM), a suite of interpretation and analysis tools for predicting reservoir rock properties from prestack seismic data, synthetic data, and well data. Working closely with Statoil, Landmark Graphics developed Well Seismic Fusion to leverage the rich information content contained in prestack seismic data to build earth models and more accurately predict reservoir lithology and fluids. This unique technology provides a highly integrated interpretation environment enabling interpreters and other asset team members to improve reservoir understanding and dramatically reduce exploration risk.

                                     -more-

    - Halliburton announced that it has signed a five-year technology agreement with Integrated Trade Systems, Inc., an agreement that will benefit PEMEX, Mexico's national oil and gas company. The agreement includes a broad range of Landmark Graphics' prospect generation and field development software that will support the exploration and development activities of PEMEX. A key component of this agreement is the provision of broad Landmark service support, to ensure that PEMEX exploration and production specialists are able to extract maximum value from this technology investment.

    -    Halliburton  announced  the release of Z3(TM)  polycrystalline  diamond compact (PDC) cutter technology for Fixed Cutter drill bits. Z3 technology, a proprietary development made in conjunction with long-time diamond technology provider US Synthetic, represents a step-change advance in the abrasion resistance of PDC cutters, leading to significantly longer and more cost-effective drilling operations.

KBR new contract awards:

    - KBR has been awarded the contract to provide engineering, procurement, and construction management services for BP's Greater Plutonio fields located in Block 18 offshore Angola. The services are for the floating production, storage, and offloading vessel and the associated subsea systems.

    - KBR has been awarded the seven-year contract for CONLOG (Contract for Logistics Support) by the United Kingdom Ministry of Defence to provide logistics and infrastructure support to Permanent Joint Forces Headquarters operations and exercises worldwide.

    - KBR is providing engineering services for the onshore design of a Gas to Liquids (GTL) project in Qatar under a Front End Engineering Design
         (FEED) contract awarded to its joint venture partner JGC Corporation of Japan by Shell Global Solutions.


Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.


                                     -more-

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica liabilities, the risks of having material subsidiaries in Chapter 11 proceedings, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies, the risks of judgments against the company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, the risks of judgments against the company and its subsidiaries in other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003 for a more complete discussion of such risk factors.


                                     -more-

                               HALLIBURTON COMPANY
                 Condensed Consolidated Statements of Operations
             (Millions of dollars and shares except per share data)
                                   (Unaudited)

                                                                         Three Months                 Three Months
                                                                            Ended                        Ended
                                                                           March 31                    December 31
                                                            --------------------------------------------------------------
                                                                  2004                    2003               2003
--------------------------------------------------------------------------------------------------------------------------
Revenues
Drilling and Formation Evaluation                              $     444               $     379           $     417
Fluids                                                               535                     480                 531
Production Optimization                                              708                     627                 713
Landmark and Other Energy Services                                   129                     125                 138
--------------------------------------------------------------------------------------------------------------------------
    Total Energy Services Group                                    1,816                   1,611               1,799
Engineering and Construction Group                                 3,703                   1,449               3,665
--------------------------------------------------------------------------------------------------------------------------
    Total revenues                                             $   5,519               $   3,060           $   5,464
==========================================================================================================================
Operating income (loss)
Drilling and Formation Evaluation                              $      43               $      66           $      17
Fluids                                                                60                      55                  73
Production Optimization                                               82                      68                 115
Landmark and Other Energy Services                                    29                      (9)                 36
--------------------------------------------------------------------------------------------------------------------------
    Total Energy Services Group                                      214                     180                 241
Engineering and Construction Group                                   (15)                    (19)                 82
General corporate                                                    (24)                    (19)                (20)
--------------------------------------------------------------------------------------------------------------------------
    Total operating income                                           175                     142                 303
--------------------------------------------------------------------------------------------------------------------------
Interest expense                                                     (56)                    (27)                (54)
Interest income                                                       10                       8                   8
Foreign currency, net                                                 (3)                     (6)                  4
Other, net                                                             5                       -                  (1)
--------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
    income taxes, minority interest, and change in
    accounting principle                                             131                     117                 260
Provision for income taxes                                           (49)                    (50)                (92)
Minority interest in net income of subsidiaries                       (6)                     (8)                (22)
--------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
    change in accounting principle                                    76                      59                 146
Loss from discontinued operations, net                              (141)                     (8)             (1,093)
Cumulative effect of change in accounting principle, net               -                      (8)                  -
--------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                              $     (65)              $      43           $    (947)
==========================================================================================================================
Basic income (loss) per share:
Income from continuing operations before change
    in accounting principle                                    $    0.17               $    0.14           $    0.34
Loss from discontinued operations, net                             (0.32)                  (0.02)              (2.52)
Cumulative effect of change in accounting principle, net               -                   (0.02)                  -
--------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                              $   (0.15)              $    0.10           $   (2.18)
==========================================================================================================================
Diluted income (loss) per share:
Income from continuing operations before change
    in accounting principle                                    $    0.17               $    0.14           $    0.34
Loss from discontinued operations, net                             (0.32)                  (0.02)              (2.51)
Cumulative effect of change in accounting principle, net               -                   (0.02)                  -
--------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                              $   (0.15)              $    0.10           $   (2.17)
==========================================================================================================================
Basic weighted average common shares outstanding                     436                     434                 435
Diluted weighted average common shares outstanding                   440                     436                 438

See Footnote Table 1 for a list of significant items included in operating income.

                                                                -more-

                               HALLIBURTON COMPANY
                      Condensed Consolidated Balance Sheets
                              (Millions of dollars)
                                   (Unaudited)


                                                                      March 31                    December 31
                                                       -----------------------------------------------------------
                                                              2004                2003                2003
------------------------------------------------------------------------------------------------------------------
                      Assets

Current assets:
Cash and equivalents                                      $     1,933          $     928          $     1,815
Total receivables, net                                          5,720              3,293                4,765
Inventories                                                       743                757                  695
Other current assets                                              867                460                  644
------------------------------------------------------------------------------------------------------------------
Total current assets                                            9,263              5,438                7,919

Property, plant, and equipment, net                             2,537              2,492                2,526
Insurance for asbestos- and silica-related liabilities          1,535              2,059                2,038
Other assets                                                    3,072              2,595                2,980
------------------------------------------------------------------------------------------------------------------
Total assets                                              $    16,407          $  12,584          $    15,463
==================================================================================================================

        Liabilities and Shareholders' Equity

Current liabilities:
Short-term notes payable                                  $         9          $       9          $        18
Current maturities of long-term debt                               23                299                   22
Accounts payable                                                2,102                949                1,776
Asbestos- and silica-related liabilities                        2,505                  -                2,507
Other current liabilities                                       2,284              1,788                2,219
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                       6,923              3,045                6,542

Long-term debt                                                  3,934              1,175                3,415
Asbestos- and silica-related liabilities                        1,769              3,407                1,579
Other liabilities                                               1,199              1,314                1,280
------------------------------------------------------------------------------------------------------------------
Total liabilities                                              13,825              8,941               12,816
------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                    110                 81                  100
Shareholders' equity                                            2,472              3,562                2,547
------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                $    16,407          $  12,584          $    15,463
==================================================================================================================

Note:  These Condensed Consolidated Balance Sheets do not include a breakout of prepetition liabilities.  This information will be provided in our first quarter 2004 Form 10-Q.


                                                                -more-

                                                                TABLE 1

                                                          HALLIBURTON COMPANY
                                                Revenue and Operating Income Comparison
                                           By Geographic Region - Energy Services Group Only
                                                         (Millions of dollars)
                                                              (Unaudited)


                                                  Three Months Ended            Three Months Ended
                                                       March 31                     December 31
                                         -----------------------------------------------------------
                                              2004               2003                 2003
----------------------------------------------------------------------------------------------------
Revenues:
North America                               $    814          $      745          $    787
Latin America                                    229                 182               255
Europe/Africa                                    372                 342               350
Middle East/Asia                                 401                 342               407
----------------------------------------------------------------------------------------------------
       Total revenues                       $  1,816          $    1,611          $  1,799
====================================================================================================

Operating Income:
North America                               $    118          $       84          $    100
Latin America                                     30                  23                48
Europe/Africa                                     19                  32                36
Middle East/Asia                                  47                  41                57
----------------------------------------------------------------------------------------------------
       Total operating income               $    214          $      180          $    241
====================================================================================================

See Footnote Table 2 for a list of significant items included in operating income.

                                                                -more-

                                                           FOOTNOTE TABLE 1

                                                          HALLIBURTON COMPANY
                                        Items Included in Operating Income by Operating Segment
                                              (Millions of dollars except per share data)
                                                             (Unaudited)


                                    Three Months Ended             Three Months Ended              Three Months Ended
                                         March 31                       March 31                       December 31
                                           2004                           2003                            2003
                               -------------------------      --------------------------      -------------------------
                                Operating    After Tax         Operating    After Tax          Operating    After Tax
                                 Income      per Share          Income      per Share           Income      per Share
                               -------------------------      --------------------------      -------------------------
Drilling and Formation
    Evaluation:
    Mono Pumps gain on sale     $     -     $       -            $   36       $  0.05            $     -      $      -
Landmark and Other
   Energy Services:
   Anglo-Dutch lawsuit               13          0.02                 -             -                  -             -
   Wellstream loss on sale            -             -               (15)        (0.03)                 -             -
Engineering and
   Construction Group:
   Barracuda-Caratinga
       project loss                 (97)        (0.14)              (55)        (0.08)               (10)        (0.01)




========================================================================================================================

                                                           FOOTNOTE TABLE 2

                                                          HALLIBURTON COMPANY
                                                  Items Included in Operating Income
                                           By Geographic Region - Energy Services Group Only
                                              (Millions of dollars except per share data)
                                                             (Unaudited)


                                      Three Months Ended            Three Months Ended            Three Months Ended
                                           March 31                      March 31                     December 31
                                             2004                          2003                          2003
                                   -------------------------     -------------------------      ------------------------
                                   Operating    After Tax         Operating    After Tax        Operating    After Tax
                                    Income      per Share          Income      per Share         Income      per Share
                                   -------------------------     -------------------------      ------------------------
North America:
    Anglo-Dutch lawsuit             $    13      $  0.02           $    -       $     -          $     -      $      -
    Mono Pumps gain on sale               -            -               24          0.03                -             -
    Wellstream loss on sale               -            -              (11)        (0.02)               -             -
Europe/Africa:
    Mono Pumps gain on sale               -            -               12          0.02                -             -
    Wellstream loss on sale               -            -               (4)        (0.01)               -             -



                                                                  ###

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     April 29, 2004               By: /s/ Margaret E. Carriere
                                          -----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary